UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Amendment
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-12
THE L.S. STARRETT COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment to Schedule 14A (this “Amendment”) is being filed solely to amend and replace the dates on Proposal No. 3 - Ratification of Independent Registered Public Accountants for Fiscal Year 2023. After filing the Proxy Statement, the Company discovered that the proposal incorrectly read “Fiscal Year 2022”.

Please note that no further changes have been made to the Proxy Statement and that a correct version of the document is being mailed to the Company’s stockholders.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-12
THE L.S. STARRETT COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE L.S. STARRETT COMPANY
121 Crescent Street
Athol, Massachusetts 01331
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 19, 2022
NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders (the “Annual Meeting”) of The L.S. Starrett Company (the “Company”) will be held at the Company's offices at 121 Crescent Street, Athol, Massachusetts on Wednesday, October 19, 2022 at 10:00 a.m. ET. We currently intend to hold our 2022 Annual Meeting in person.
The Annual Meeting is being held for the following purposes:
1.To elect a class of currently two directors, to hold office for a term of three years and until his successor is chosen and qualified;
2.To approve the L.S. Starrett Company 2022 Employee Stock Purchase Plan;
3.To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2023; and
4.To consider and act upon any other matter that may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed August 22, 2022 as the record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and to receive notice thereof. The transfer books of the Company will not be closed.
You are requested to execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company.

Athol, Massachusetts	/s/ THOMAS DANIELSKI, Clerk
September 12, 2022
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE OR, ALTERNATIVELY, COMPLETE YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED IN THE ENCLOSED INSTRUCTIONS. IF YOU DESIRE TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY WILL BE RETURNED TO YOU.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on October 19, 2022. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at:
Proxy: http://www.starrett.com/u?Proxy
Annual Report: http://www.starrett.com/u?Annual_Report
If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the Annual Meeting. If you do not instruct your broker on how to vote, your shares will not be voted on these matters.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
OF
THE L.S. STARRETT COMPANY
121 CRESCENT STREET
ATHOL, MASSACHUSETTS 01331
The enclosed form of proxy and this Proxy Statement have been mailed to stockholders on or about September 12, 2022 in connection with the solicitation by the Board of Directors of The L.S. Starrett Company (the “Company”) of proxies for use at the Annual Meeting to be held at the Company's offices at 121 Crescent Street, Athol, Massachusetts on Wednesday, October 19, 2022 , at 10:00 a.m. ET., or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
It is the intention of the persons named as proxies to vote shares represented by duly executed proxies for the proposals described in this Proxy Statement unless contrary specification is made. Any such proxy may be revoked by a stockholder at any time prior to the voting of the proxy by a written revocation received by the Clerk of the Company, by properly executing and delivering a later-dated proxy, or by attending the meeting, requesting return of the proxy and voting in person. A proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof; and if it contains any specifications, it will be voted in accordance therewith. If no choice is specified, proxies will be voted in favor of the proposals described in this Proxy Statement.
Stockholders of record at the close of business on August 22, 2022 are entitled to vote at this meeting. On that date, the Company had outstanding and entitled to vote 6,691,445 shares of Class A Common Stock (the “Class A Stock”) and 600,836 shares of Class B Common Stock (the “Class B Stock” and together with the Class A Stock, the “Common Stock”). Each outstanding share of Class A Stock entitles the record holder thereof to one vote and each outstanding share of Class B Stock entitles the record holder thereof to ten votes. The holders of Class A Stock are entitled to elect 25% of the Company’s directors to be elected at each meeting and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining directors to be elected at the meeting. Except for the foregoing and except as provided by law, all actions submitted to a vote of stockholders will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class. The Company’s Board of Directors is divided into three classes with one class to be elected at each annual meeting of stockholders.
I.ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven, but due to the unexpected passing of some Board members the Board has six directors currently. Board members are designated as follows; Christopher C. Gahagan and Thomas J. Riordan serve as Class I Directors; Douglas A. Starrett and Deborah R. Gordon serve as Class II Directors; Charles J.Alpuche and Scott W. Sproule serve as a Class III Directors; and, in the case of each director, until his or her successor is chosen and qualified. Each director’s term is three years.

The name and age, as of August 22, 2022, of the nominees for director proposed by the Board of Directors, their principal occupation, the significant business directorships they hold, and the years in which they first became directors of the Company are as follows:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class III Directors to be elected by Class A & B Stockholders:

Scott W. Sproule (52)	Mr. Sproule has served as Vice President, Chief Financial Officer and Treasurer of SPX Corporation (“SPX”) since 2015 until his retirement in 2020. He joined SPX in 2005 and has held a variety of leadership positions across the corporation in both corporate as well as multiple segments. Prior to joining SPX, Mr. Sproule began his finance career at PricewaterhouseCoopers in auditing, and held a series of financial management roles at Eastman Kodak Company and Corning, Incorporated. He is a Certified Public Accountant and earned his B.S. in Accounting from Robert Morris University. We believe Mr. Sproule’s financial and business management acumen makes him well suited to lead our Audit Committee and qualifies him to serve on the Board.	2020	2022

Class III Director to be elected by Class A Stockholders:

Charles J. “Chuck” Alpuche (63)
Mr. Alpuche has served as the Executive Vice President and Chief Operating Officer of Insulet Corporation since February 2019. Since 2016, he has served as Executive Vice President and Senior Vice President in several operational leadership roles for Insulet. Prior to that, from 2012 – 2016, Mr. Alpuche served as an independent consultant for both domestic and international companies in the food, beverage and chemical industries. Previously, he spent thirty years at PepsiCo in leadership roles of increasing responsibility overseeing domestic and international plant operations. Earlier in his career at PepsiCo, he held a number of management roles in plant operations, product management and quality control. Mr. Alpuche also served as PepsiCo’s Senior Vice President of North America Beverages, and before that he held the position of Vice President and General Manager, Concentrate Operations, Asia and Americas. Mr. Alpuche holds a Bachelor of Science in Business Administration from Delaware Valley College and obtained an Executive Master of Science in Organizational Management from the University of Pennsylvania. We believe Mr. Alpuche’s experience in various industries and role in overseeing plant operations as well as his leadership positions held at global companies qualifies him to serve on the Board.
		2022	2022
It is the intention of the persons named in the proxy to vote for the election of the two persons named above as Class III Directors, to hold office for a term of three years and until his or her successor is chosen and qualified.
The following tables set forth the names and ages as of August 22, 2022 of the Class II Directors continuing in their positions and offices with the Company, their positions and offices with the Company, if applicable, their principal occupations, the significant business directorships they hold, the years in which they first became directors of the Company and the years that their current term in office expires:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class II Directors:

Douglas A. Starrett (70)	Since 2001, Mr. Starrett has served as President and Chief Executive Officer of the Company. Prior to 2001, he was President of the Company. Mr. Starrett started his career with the Company in 1976 as an apprentice toolmaker and has been promoted to positions of increasing responsibility in engineering, operations and management. We believe Mr. Starrett’s broad exposure to both domestic and international operations and markets provides an in-depth understanding of our business and its culture and qualifies him to serve on the Board.	1984	2024

Deborah R. Gordon (52)	Since 2014, Ms. Gordon has served as Vice President, Investor Relations of Insulet Corporation (“Insulet”) and oversaw Corporate Communications from 2014 through 2019. Prior to joining Insulet, Ms. Gordon served in a number of roles of increasing responsibility during her 10 years at Hologic, Inc. and Cytyc Corporation (which merged with Hologic in 2007), notably seven years as Hologic’s Vice President, Investor Relations and Corporate Communications and prior, as Assistant Corporate Controller and Director of SEC Reporting and Technical Accounting at Cytyc. Prior to joining Cytyc, Ms. Gordon served in the audit practice at Deloitte & Touche LLP for 11 years. She also served as a member of the Audit and Compliance Committee of Atrius Health for six years. She is a Certified Public Accountant and earned her B.A. in Business Administration, with double concentrations in Accounting and Economics, from Clark University. We believe her financial and business management acumen makes her well suited to serve on the Board.	2020	2024

The following tables set forth the names and ages as of August 22, 2022 of the Class I Directors continuing in office, their positions and offices with the Company, if applicable, their principal occupations, the significant business directorships they hold, the years in which they first became directors of the Company and the years that their current term in office expires:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class I Directors:

Thomas J. Riordan (66)
From 2011 until retirement in 2018, Mr. Riordan was President and CEO of Neenah Enterprises, Inc., a designer and major manufacturer of castings and forgings. From 2007-2011, Mr. Riordan was President and Chief Operating Officer of Terex Corporation, a NYSE-listed global construction company. From 1996-2007, He served in numerous positions, including Executive Vice President and COO of SPX Corporation, a NYSE-listed multinational capital goods manufacturer. From 1979-1996 he worked in various management positions with four different manufacturing companies. We believe his experience provides a deep understanding of the key issues facing manufacturers in the 21st century as well as how to manage the regulatory requirements of a publicly traded company, which qualifies him to serve on the Board.
		2017	2023

Christopher C. Gahagan (58)	From 2018-2020, Mr. Gahagan and his wife founded a non-profit foundation whose mission is dedicated to expanding STEM and Trade career opportunities for underserved and underrepresented populations. From 2015-2017, he was President and CEO of Symbotic LLC, an early stage company in automation technology for the warehouse and distribution industry. From 2009-2015, he was Senior Vice President of Avid Technologies, a technology company that develops hardware and software for digital media. From 2002-2009, he was Senior Vice President of EMC Corporation, a designer and manufacturer of computer hardware and software. Prior to 2002, he held software architect, designer and developer positions with large companies. We believe his experience provides a strong technology background for the Board and management which helps facilitate software integration in our products and processes, which qualifies him to serve on the Board.	2017	2023

The following table sets forth the name and age as of August 22, 2022 of the Class I Director who will not continue in office, his principal occupation, the significant business directorships he held, the years in which he first became a director of the Company and the years that him current term in office expires:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class I Director:

Russell D. Carreker (56)[1]	Since 2015, Mr. Carreker served as the Managing Partner of C3 Investment Properties, a commercial real estate investment company. From 2012-2015, Mr. Carreker was President of Starrett-Bytewise, a technology company that designs and manufactures laser measurement systems. He was CEO of Bytewise Measurement Systems from 1995 to 2012. Prior to 1995, Mr. Carreker was Vice President of Credit Card Operations at Columbus Bank and Trust Company. Mr. Carreker brought a deep understanding of the required skills and issues facing an independent entrepreneur and management of a small subsidiary in a public company environment. We believed his experience enabled the Board to better understand technology applications in metrology and how best to grow high-growth potential subsidiaries, which qualified him to serve on the Board.	2017	2022

___________________
1Mr. Carreker passed away on January 25, 2022.

The Board of Directors has determined that Messrs. Gahagan, Riordan, Sproule, Alpuche and Ms Gordon are “independent” directors, as defined by the applicable New York Stock Exchange rules.
Directors' Competency
Our directors play a critical role in overseeing the strategic direction and management of the Company. Board candidates are considered based on a broad breadth of professional skills, experiences, and financial acumen. They must possess a global perspective, personal integrity, sound judgment, and social and community awareness. However, in selecting qualified and competent directors, it is important to understand that our Company is a manufacturing business. Therefore, we look for candidates that have expertise and in-depth knowledge in the manufacturing field and our distribution channels. As a small public company, we also look for Board members who possess specific experiences that augment areas where we may have limited expertise.
Collectively our current members of the Board meet all the above criteria. The Board of Directors believes that the composition of the Board provides a good balance between the business expertise and the appropriate social perspective to ensure that the business is operating with concern for the long-term interest of our stockholders, employees, and the community. Our directors have demonstrated that they have the time to devote to Board activities and to execute their fiduciary duties to the Company and its stockholders.
1

GENERAL INFORMATION RELATING TO THE BOARD
OF DIRECTORS AND ITS COMMITTEES
The Board of Directors held nine meetings during the fiscal year ended June 30, 2022 (“fiscal 2022”). All Directors attended all meetings with the exception of Mr. Carreker, who was absent for two meetings, one on October 13, 2021 and one on December 22, 2021. All members attended the four meetings of the Compensation Committee and the Governance & Nominating Committee, respectively. All members attended the five meetings of the Audit Committee. The Company’s non-management directors met in executive session without management participation six times during fiscal 2022. Mr. Riordan chairs the executive sessions as the lead independent director, as appointed in March 2020. A regular board meeting is traditionally held immediately following the annual meeting of stockholders but the Board does not have a policy requiring the attendance by the directors at the Annual Meeting. Five of the directors attended the 2021 annual meeting, which was held on October 13, 2021. Mr. Carreker did not attend the annual meeting.
Douglas A. Starrett currently serves as Chief Executive Officer and Chairman of the Board of Directors. Mr. Starrett has worked for the Company for the past 46 years. The Board believes that Mr. Starrett’s breadth of experience and unique understanding of the corporate culture are important assets in executing the duties of Chief Executive Officer and Chairman. The advantage of the combined duties contributes to more effective and streamlined implementation of strategy and creates direct accountability. The Board believes that Mr. Starrett’s in-depth knowledge of manufacturing and the industrial markets, combined with his international experience, allow Mr. Starrett to provide strong leadership and direction for the Company. Whether the same leadership structure will be selected when our Chief Executive Officer’s tenure with the Company ends is a matter that the Board feels should be evaluated at that time in light of the skills and experience of the Chief Executive Officer and other relevant considerations.
As noted above, in March 2020 Mr. Riordan was appointed lead independent director. As lead independent director, Mr. Riordan provides independent oversight and promotes effective communication between the Board and management, including Mr. Starrett. Our lead independent director role includes, among others, presiding over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, facilitating discussion and open dialogue among the independent directors during meetings of the Board, executive sessions, and otherwise, serving as principal liaison between the independent directors and the Chairman and coordinating with the Chairman to set the agenda for meetings of the Board. The lead independent director also performs such additional duties as the Board may otherwise determine and delegate.
The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process. Management has day-to-day responsibility for the identification and control of risk facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material effect on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and the Company’s auditors. The Board has delegated certain risk assessment responsibilities to its audit committee (the “Audit Committee”), its compensation committee (the “Compensation Committee”), its corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) and its executive committee (the “Executive Committee”). The responsibilities of each of these committees are described below.

Due to the passing of Mr. Carreker on January 25, 2022 and the recent appointment of Mr. Alpuche, the Board is currently at six members and the Company is currently recruiting to fill the seventh director position. The Board reconstituted each of the Board committees effective July 1, 2022.

For fiscal 2022, the members of the Audit Committee were Messrs. Sproule (Chair), Riordan and Ms. Gordon. The Board has determined that each current member of the Audit Committee is independent, as defined by the applicable New York Stock Exchange rules. In general, the Audit Committee recommends to the Board the independent auditors to be selected and confers with the Company’s independent auditors to review the audit scope, the Company’s internal controls, financial reporting issues, results of the audit and the range of non-audit services. Also see section “II. Relationship with Independent Auditors” below. The Audit Committee also oversees the Company’s internal audit function. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.starrett.com.
The members of the Compensation Committee during most of fiscal 2022 were Messrs. Gahagan (Chair), Carreker and Ms. Gordon. The Board has determined that each member of the Committee is independent, as defined by the applicable New York Stock Exchange rules. The function of the Compensation Committee is to review the compensation of key management personnel and to set the Chief Executive Officer’s compensation. The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.starrett.com.

The members of the Corporate Governance and Nominating Committee during fiscal 2022 were Messrs. Riordan as the Chair, Messrs. Carreker, Gahagan and Sproule. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent as defined by the applicable New York Stock Exchange rules. The Corporate Governance and Nominating Committee is responsible for recommending to the Board diverse nominees for director and for the Company’s corporate governance practices. The Corporate Governance and Nominating Committee recommends to the Board individuals as director nominees who, in the opinion of the Committee, have high personal and professional integrity, have experience that is of particular relevance to the Company, have sufficient time available to devote to the affairs of the Company, and who will be effective, in conjunction with the other nominees and members of the Board, in collectively serving the long-term best interests of the stockholders. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.starrett.com.
The Corporate Governance and Nominating Committee’s process for identifying and evaluating director candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, such as executive officers of public companies, considering proposals from a number of sources, such as the Board of Directors, management, employees, stockholders, industry contacts and sometimes engages a third-party firm to expand the committee's search for candidates and compile information about potential candidates. Mr. Alpuche, who was first elected as director on the Board on July 20, 2022, was initially introduced to the Corporate Governance and Nominating Committee by Deborah Gordon. The Committee has adopted a policy with respect to submission by stockholders of candidates for director nominees, which is available on the Company’s website at www.starrett.com. The Committee will consider up to two candidates each year recommended by stockholders under this policy. Any stockholder or group of stockholders (referred to in either case as a “Nominating Stockholder”) that, individually or as a group, have beneficially owned at least 5% of the Company’s voting power for at least one year prior to the date the nominating stockholder submits a candidate for nomination as a director may submit in writing one candidate to the committee for consideration at each stockholder meeting at which directors are to be elected but not later than the 120th calendar day before the first anniversary of the date that the Company released its proxy statement to stockholders in connection with the previous year’s annual meeting. Recommendations should be sent to The L.S. Starrett Company, Attention: Clerk, 121 Crescent Street, Athol, Massachusetts 01331. The recommendation must include specified information about and the consent and agreement of the candidate. There are no differences in the manner in which the Committee evaluates candidates for director whether an individual is recommended by a stockholder or otherwise. The Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources. In addition, stockholders may nominate individuals for election as director at the Company’s next annual meeting in accordance with the procedures described in Section 3.11 of the Company’s By-laws.
The members of the Executive Committee during most of fiscal 2022 were Messrs. Starrett, Tripp and Mr. Riordan. The Executive Committee may exercise most Board powers during the period between Board meetings.
The annual director retainer fee for fiscal 2022 was set at $40,000. In addition, the Chairmen of the Audit (Sproule), Compensation (Gahagan) and Governance and Nominating Committees (Riordan) received an additional fee of $10,000, $7,750 and $7,750, respectively. Mr. Riordan also received an additional fee of $6,000 for serving as the Lead Director.
Non-management directors may elect to defer part or all of their director’s compensation, in which event such deferred compensation and interest thereon will generally be payable in four equal installments after they cease to be a director.
The Board of Directors as a whole evaluates and approves any transactions with related parties. The Company has not adopted a written policy or procedure used to evaluate and approve transactions with related parties. Instead, transactions are considered by the Board of Directors at meetings or through written consents.
There have not been any transactions, or proposed transactions, during the last two fiscal years, to which the Company was or is to be a party, in which any director or executive officer of the Company, any nominee for election as a director, any security holder owning beneficially more than 5% of the Common Stock of the Company, or any member of the immediate family of the aforementioned persons had or is to have a direct or indirect material interest.
A.Audit Committee Report
The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. It is composed solely of members who are independent, as defined by the applicable rules of the New York Stock Exchange and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Sproule and Ms. Gordon are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee is chaired by Mr. Sproule who is a certified public accountant and is a retired Chief Financial Officer and Treasurer of a large publicly traded company. Further, Ms. Gordon, is also an "audit committee financial expert." She is a certified public accountant, is currently Vice President Investor Relations at Insulet Corporation, and formerly Assistant Corporate Controller as well as Director of SEC Reporting and Technical Accounting at a publicly traded company.
Management has the primary responsibility for the financial statements and the financial reporting process. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board. In this regard, the Audit Committee helps to ensure the independence of the Company’s auditors, its internal audit function, and the integrity of management and the adequacy of disclosure to stockholders. Representatives of the Company’s independent auditors, Grant Thornton LLP, and financial management and other management personnel have unrestricted access to the Audit Committee.
The Company’s independent auditors are responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with accounting principles generally accepted in the United States. In addition, the Company’s independent auditors are responsible for auditing the Company’s internal controls over financial reporting. The Company’s independent auditors perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.
For fiscal 2022, management, Grant Thornton LLP and the Audit Committee met five times including meetings to discuss the Company’s annual and quarterly earnings reports and financial statements prior to each public release of such reports or statements. With respect to fiscal 2022, the Audit Committee met prior to the issuance of the Company’s Annual Report on Form 10-K, to:
•review and discuss the audited financial statements and audit of internal controls with the Company’s management;
•discuss with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees Concerning Independence;
•discuss with Grant Thornton LLP its independence and receive from Grant Thornton LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence.
Based upon these reviews and discussions, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 for filing with the SEC.
The Audit Committee has considered and determined that the provision of the non-audit services provided by Grant Thornton LLP is compatible with maintaining the auditor’s independence. There were no services provided by Grant Thornton LLP in fiscal 2022 or fiscal 2021 other than the services included in “Audit Fees” and “Tax Fees.”
The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for fiscal 2022 and intends to submit such recommendation to the Company’s stockholders for ratification (but not for approval) at the Annual Meeting.

Audit Committee	Scott W. Sproule, Chairman
Thomas J. Riordan
Deborah R. Gordon
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.
B.Audit Fees and Audit Committee Pre-Approval Policy
Audit Fees

The following table sets forth the approximate aggregate fees billed to the Company for the fiscal years ended June 30, 2022 and June 30, 2021 by the Company’s independent auditors, Grant Thornton LLP, in each of the last two fiscal years:

Fee Category	Fiscal 2022 Fees	Fiscal 2021 Fee
Audit Fees	$955,340	$1,006,230
Tax Fees	201,192	219,960

Total Fees	$1,156,532	$1,226,190
“Audit Fees” were for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2022 and fiscal 2021 also included services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting. The Company is not required to have the independent auditor render an opinion on Internal Control for Financial Reporting ("ICFR"). In fiscal 2021, the Audit fees included and ICFR opinion while in fiscal 2022 an ICFR opinion was not included in Audit fees.
“Tax Fees” were for professional services for federal, state and international tax compliance, tax advice and tax planning.
There were no services provided by Grant Thornton LLP in fiscal 2022 or fiscal 2021 other than the services included in “Audit Fees” and “Tax Fees.”
In making its determination regarding the independence of Grant Thornton LLP, the Audit Committee considered whether the provision of the services covered in the sections entitled “All Other Fees” and “Tax Fees” was compatible with maintaining such independence. All of the work performed by Grant Thornton LLP was performed by full-time employees of the firm.
No fees were paid to Grant Thornton LLP for financial information systems design or implementation services during fiscal 2022 or fiscal 2021 .
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent auditors, the Audit Committee has adopted a policy for the pre-approval of certain specified services, which may be provided by the independent auditors. Under this policy, the Audit Committee has pre-approved the auditors’ engagement letter for the provision of certain services. These services set forth in the engagement letter have been identified in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the scope of the engagement letter. Pursuant to the policy, the Audit Committee is informed of the auditors’ provision, if any, of a pre-approved service on a periodic basis and the auditor’s report to the Audit Committee the fees for any services performed under this pre-approval policy.
C.Executive Officers of the Company
The following table sets forth the names of the executive officers of the Company, their positions and ages as of August 22, 2022:

Name	Age	Position
Douglas A. Starrett	70	President, Chief Executive Officer and Director
John C. Tripp	60	Chief Financial Officer and Treasurer
Emerson T. Leme	61	Vice President Industrial Products North America
Christian Arntsen	55	Vice President Industrial Products International
David T. Allen	53	Vice President Starrett Metrology Systems
Mr. Starrett’s background is described above under “I. Election of Directors.”

John C. Tripp was appointed Chief Financial Officer and Treasurer, effective November 4, 2019. Prior to joining the Company, Mr. Tripp served as Chief Financial Officer of the IWIS Group, The Americas, since 2012, and prior to that, Divisional Chief Financial Officer of The Stanley Works – Healthcare Solutions, from 2008 to 2012. Mr. Tripp earned a BA in Economics from Harvard University and an MBA from Boston University.
Emerson T. Leme was appointed Vice President Industrial Products North America effective July 2019 and prior to that he was Head of Metrology Equipment since 2016. Emerson joined the Company in 2004 as the General Manager of Starrett China. Previously, Mr. Leme worked as manufacturing consultant in 2004, as Latin America Operations Director for Steelcase Co. from 2001 to 2003 and from 1984 to 2001 he held several positions of increasing responsibility including Manufacturing Manager at Toledo do Brazil, then a subsidiary of Mettler-Toledo. Mr. Leme holds a Bachelor’s degree in mechanical engineering from FEI – Faculdade de Engenharia Industrial, São Bernando, Brazil and a MBA from Fundação Getulio Vargas, São Paulo, Brazil with an extension at The University of Chicago Graduate School of Business.
Christian Arntsen was appointed Vice President Industrial Products International effective July 2019 and prior to that was President of Starrett Brazil since July 2018. He has been working for the Company since 2000 in various International Sales and Marketing roles including Export Sales Manager Latin America as well as Marketing Director. Mr. Arntsen previously worked for Norton, Construction Products Division, a Saint Gobain Abrasives Company in Atlanta, GA, USA from 1996 to 2000 as a Latin American Export Sales Manager and Regional Sales Manager, South-East, NA. Mr. Arntsen earned a Bachelor’s degree in Economics from Pontifícia Universidade Católica, São Paulo, Brazil and an MBA from Fundação Getulio Vargas, São Paulo, Brazil.
David T. Allen was appointed Vice President, Starrett Metrology Systems effective November 18, 2019. Prior to joining the Company, Mr. Allen led the Process Systems business for Mott Corporation from 2016-2019. From 2002-2015, he held a variety of general and commercial management roles in the US, China and Europe with the Danaher Corporation. Earlier in his career, Mr. Allen was a Manger with the Boston Consulting Group and a US Army officer. Mr. Allen holds a BS in Economics and a BA in History from the University of Pennsylvania and an MBA from the Tuck School at Dartmouth.
The President and Treasurer of the Company hold office until the first meeting of the directors following the next annual meeting of stockholders and until their respective successors are chosen and qualified, and each other officer holds office until the first meeting of directors following the next annual meeting of stockholders, unless a shorter period shall have been specified by the terms of his election or appointment or, in each case, until he sooner dies, resigns, is removed or becomes disqualified. There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past ten years.

D.Executive and Director Compensation
The section provides an overview of our executive compensation program and philosophy and discusses the compensation paid during fiscal 2022 to our named executive officers (“NEOs”). After adjusting the compensation of the Company’s NEOs and non-management members of the Board of Directors during fiscal 2021 to reflect the impact that the COVID-19 pandemic had on the Company’s financial performance including a temporary 20% reduction of base salary and a decrease in the percentage of base salary that was eligible to be earned for threshold, target and maximum performance under the Company's Cash Bonus Plan. These elements of compensation for our NEO's were restored to pre-pandemic levels for fiscal 2022. In addition, the Board of Directors voted to restore the annual retainer fee for non-management directors to $40,000 for fiscal 2022 after having reduced this fee by 20% in fiscal 2021.
For fiscal 2022, our NEOs consisted of the following three individuals: Douglas A. Starrett, John C. Tripp, and Emmerson T. Leme.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($) (d)	Total ($)
Douglas A. Starrett	2022	437,500	—	124,850	155,226	19,807	737,383
President, Chief Executive Officer, and Director	2021	359,615	—	168,500	127,500	13,481	669,096

John C. Tripp	2022	291,200	—	73,775	79,235	13,836	458,046
Chief Financial Officer and Treasurer	2021	249,867	14,000	101,100	84,000	10,475	459,442

Emerson T. Leme	2022	252,000	—	56,750	35,759	12,209	356,718
Vice President Industrial North America	2021	210,821	—	80,880	43,788	8,422	343,911
(a) Mr. Tripp received a one-time relocation bonus in fiscal 2021.
(b) This column represents the grant date fair value of performance-based restricted stock units and restricted stock units granted during each of fiscal 2022 and fiscal 2021. The Company did achieve the applicable performance targets for performance-based restricted stock units with vesting criteria based on fiscal 2021 performance. The Company did not achieve the applicable performance targets for performance-based restricted stock units with vesting criteria based on fiscal 2022 performance. For a detailed description of the assumptions used for purposes of determining fair value, see Note 3 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended June 30, 2022.
(c) This column represents the annual incentive bonuses earned by our NEOs under our FY22 Cash Bonus Plan. Company performance targets were partially met for fiscal 2022, and fully achieved for fiscal 2021.
(d) Includes employer matching contributions to the 401(k) plan.
Overview
Although the Company is a small to mid-sized manufacturer, the Compensation Committee understands that the Company’s breadth of product, global operating presence and brand equity demands that the business be managed by highly competent personnel in order to meet the challenges and the continually changing landscape of today’s global economy. The Company’s executives require the same talents as executives at much larger organizations and must be motivated, versatile and experienced in order for the Company to prosper in the future. To that end, the Company must recruit, retain and reward qualified executive talent in order to build long-term stockholder value and a sustainable business for the benefit of all stakeholders.
The Compensation Committee is responsible for reviewing and setting the compensation of the Company’s Chief Executive Officer (“CEO”) and for recommending to the full Board of Directors the compensation for the Company’s other NEOs.
In fiscal 2022, the Compensation Committee engaged Aon, an executive compensation consulting firm, to benchmark total executive compensation for the CEO and the other NEOs against the competitive marketplace using a new peer group of similarly situated companies. Key factors that were considered in identifying the peer group included industry focus, total sales, headcount, operating income and market capitalization. The following peer group of 16 companies was then recommended by Aon and adopted by the Compensation Committee: Acme United, Amprco-Pittsburgh, Badger Meter, Hurco Companies, Iteris, L.B.

Foster Company, Manitex, NN, Paul Mueller Company, Perma-Pipe, PowerFleet, Synalloy, The Eastern Company, Twin Disc, Universal Stainless & Alloy Products, and Vishay Precision Group.
The Compensation Committee has the opportunity to work closely with each NEO during the year at various board and committee meetings and has a good understanding and working knowledge of each officer’s contributions and talents. The Compensation Committee also discusses with the CEO the performance and contributions of the other NEOs and seeks his advice and recommendations when setting their compensation. The CEO is not present when the Compensation Committee discusses his compensation.
Our compensation practices are relatively simple, straightforward and transparent. Setting compensation is not done by a strict formula. It is a subjective judgment based on a number of factors. We do not look at the performance for just one year, but for a number of years, and consider the economic climate in all areas of the world where we operate. We look at how stockholders, employees and stakeholders at all locations have fared during these periods. In particular, we look at measures affecting stockholders’ equity such as sales revenues and net profit margins, which are key indicators of stockholder value. We also consider stock price movement, bearing in mind that the stock market is generally short-term oriented and subject to pressures that are not under the control of our NEOs.
For fiscal year 2022, NEO compensation consisted primarily of base salary, cash incentive compensation, and grants of awards under the 2021 Long Term Incentive Plan. In addition, in fiscal year 2022, long-term equity (stock) incentives were available to our NEOs and employees on the same basis through our employee stock purchase plan. In fiscal 2019, Radford (an AON company) recommended that the company target 60% of NEO compensation to be based upon salary and annual cash bonus and 40% to be based on long-term equity (stock) awards and we continued to follow that guidance in fiscal 2022.
We make judgments based on the considerations listed above and on competitive compensation at companies of similar size and in similar fields. We compare our compensation practices to those of our peer group companies, and we draw on our knowledge of the market cost of any executive who might have to be replaced. The Compensation Committee also periodically reviews various publicly available sources of compensation data. We believe that our executive compensation is generally lower than executive compensation paid by companies of similar size and in similar industry.
The five elements of our executive compensation program are:
•Base salary
•Cash incentive compensation
•Long-term incentives
•Retirement benefits
•Other compensation
These components are intended to encourage and achieve the purpose and philosophies of our executive compensation program set forth above. We have not adopted formal policies for allocation between long- and short-term, and cash- and non-cash, compensation. We seek a mix of all elements of compensation to achieve a total compensation package that is commensurate with an NEO’s position, responsibility and performance relative to his peers in other companies of similar size and in similar fields.
At the 2021 annual meeting of stockholders, the stockholders approved, on a non-binding, advisory basis, the compensation of the Company’s NEOs. In addition, the stockholders of the Company also voted in favor of holding future advisory votes on the compensation paid to the Company’s NEOs every three years. The Compensation Committee considered the results of this vote and determined that, consistent with the majority vote of the Company’s stockholders, the Company will hold future non-binding stockholder advisory votes on the compensation of the Company’s NEOs every three years at the Company’s annual meeting of stockholders. Accordingly, the Company will next seek a non-binding, advisory vote on executive compensation from its stockholders at the 2023 annual meeting of stockholders.
Base Salary
Base salary is the fixed component of an NEO’s cash compensation and should reflect the individual’s position and scope of responsibility, taking into consideration experience, tenure, long-term potential and the ability to assume additional responsibility.

The Compensation Committee reviews base salaries for the NEOs in June of each year or in connection with promotions. The following chart represents the base salaries for fiscal 2021 and fiscal 2022 of our NEOs, including the temporary 20% reduction in fiscal 2021 as part of the Company's response to the COVID-19 pandemic. Base salaries were increased for fiscal 2022.

Named Executive Officer	Fiscal 2021 base salary	COVID-19-Related Temporary Base Salary (July 1, 2020 - December 31, 2020)	Fiscal 2022 base salary
Douglas A. Starrett	$425,000	$340,000 (through March 31, 2021)	$437,500
John C. Tripp	$280,000	$224,000	$291,200
Emerson T. Leme	$240,000	$192,000	$252,000
Cash Incentive Compensation
Annual cash incentive compensation is variable pay for the NEOs to reward them for overall Company and individual performance in the key areas of sales, operational, and financial results. This component of incentive compensation is important to attract highly motivated and skilled executives.
For fiscal 2021, in response to the challenges presented by the COVID-19 pandemic and in an effort to conserve cash, the Company temporarily amended the Cash Bonus Plan to reduce potential cash incentive earnings. The bonus targets under the FY22 Cash Bonus Plan were restored to pre-pandemic levels and determined based upon a fully vetted budget process for all divisions and included specific targets for consolidated sales, operating profit, and operating cash flow. An NEO earns a percentage of his base salary based upon the percentage level of achievement against the three financial targets for Company sales, operating profit and operating cash flow. The table below shows the threshold, target and maximum percentage of base pay opportunity for each of our NEOs, in the FY22 Cash Bonus Plan:

	Fiscal 2021 Cash Bonus Plan (% of Base Salary)			Fiscal 2022 Cash Bonus Plan (% of Base Salary)
Title	Threshold	Target	Max	Threshold	Target	Max
CEO	5%	20%	30%	15%	80%	100%
CFO	5%	20%	30%	15%	55%	75%
VP North America	5%	20%	30%	15%	50%	70%

For fiscal 2022, the Cash Incentive Bonus targets were partially achieved, with the CEO earning 35.5%, the CFO earning 27.2% and the VP for North America earning 14.2% of their respective fiscal 2022 base salaries.
Long Term Equity Incentives
The Board of Directors adopted the Company’s 2021 Long-Term Incentive Plan, which was approved by the stockholders at the October 13, 2021 annual meeting and under which equity-based and cash-based awards may be granted to employees, directors, consultants and advisors of the Company.
The Board of Directors approved the following grants of performance-based restricted stock units to each of our NEOs for fiscal 2022 on October 13, 2021: 11,000 performance-based restricted stock units were granted to Mr. Starrett; 5,000 performance-based restricted stock units were granted to Mr. Leme, and 6,500 performance-based restricted stock units were granted to Mr. Tripp. As the Company did not achieve all of its fiscal 2022 operating profit targets, the fiscal 2022 awards granted on October 13, 2021 were not earned.
In addition to the Performance-based Restricted Stock Units, the following restricted stock unit awards were granted to our NEO's on October 13, 2021: 11,000 restricted stock units were granted to Mr. Starrett; 5,000 restricted stock units were granted to Mr. Leme, and 6,500 restricted stock units were granted to Mr. Tripp, all of which will vest over three years in equal installments commencing on the first anniversary of the grant date.
There are also other opportunities for our employees, including our NEOs, to invest in Company stock through the 401(k) Plan, the Company’s 1952 Employees’ Stock Purchase Plan and the 2017 Employee Stock Purchase Plan.

Other Compensation
The Company strives to maintain a reasonable relationship between executive pay and average non-executive employee pay. The Company does not provide its executives with perks such as club memberships or access to company-paid professional services that are not uniformly available to non-executive officer employees of the Company.
Outstanding Equity Awards as of Fiscal-Year End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of June 30, 2022:

Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Performance- Based Vested Stock That Have Not Vested ($)(b)
Douglas A. Starrett	40,250	$282,555
John C. Tripp	28,000	196,560
Emerson Leme	19,000	$133,380

(a) Represents that portion of performance based restricted stock units that have been earned but have not yet vested, as well as time-based restricted stock units that have not yet vested. For Mr. Starrett, the number of reported units this represents 16,750 RSUs, which is 67% of the 25,000 RSUs awarded for fiscal 2021, [8,375 vesting on September 2, 2022, and 8,375 vesting on September 2, 2033],12,500 performance-based RSUs, which is 50% of the 25,000 performance-based RSUs that were awarded and earned in fiscal 2021 [all vesting on September 2, 2022], and 11,000 RSUs awarded in fiscal 2022 [3,667 vesting on October 13, 2022, 2023, and 2024]. For Mr.Tripp, the number of reported shares and units represents 4,000 unvested shares from his 2019 signing bonus of 12,000 shares [vesting November 4, 2022], 10,000 RSUs, which is 67% of the 15,000 RSUs awarded for fiscal 2021 [5,000 vesting on September 2, 2022, and 5,000 vesting on September 2, 2023], 7,500 performance-based RSUs, which is 50% of the 15,000 performance-based RSUs awarded and earned for fiscal 2021 [all vesting on September 2, 2022], and 6,500 RSUs awarded for fiscal 2022 [2,167 shares vesting on October 13, 2022, 2023, and 2024]. For Mr. Leme, the number of reported units represents 8,000 RSUs, which is 67% of the 12,000 RSUs awarded for fiscal 2021 [4,000 vesting on September 2, 2022 and 4,000 vesting on September 2, 2023] , 6,000 performance-based RSUs, which is 50% of the 12,000 performance-based RSUs awarded and earned for fiscal 2021 [all vesting on September 2, 2022], and 5,000 RSUs awarded for fiscal 2022 [1,667 shares vesting on October 13, 2022, 2023, and 2024].
(b) Represents market value as June 30, 2022 at $7.02/share
Retirement Benefits
The Compensation Committee and Company management believe that it is important to provide retirement benefits to employees who reach retirement age. Company retirement benefits consist of the following:
•The 401(k) Plan. The Company’s 401(k) Plan is a defined contribution plan intended to be qualified under the Internal Revenue Code. Our NEOs are eligible to participate in the 401(k) plan on the same terms as our other employees. The Company enhanced the employer contribution to the 401(k) Plan effective January 1, 2017 in conjunction with freezing the Retirement Plan, effective December 31, 2016. The enhancement increased the Company’s total contribution across all eligible participants by approximately $1.0 million annually.
•The Retirement Plan. The Company’s Retirement Plan is a defined benefit pension plan intended to be qualified under the Internal Revenue Code. Participants in this plan are generally eligible to retire with a full pension benefit at age 65. Mr. Starrett participates in the Retirement Plan on the same basis as our other employees with similar years of service at the Company. The Company froze the Retirement Plan effective December 31, 2016. Consequently, the Plan is closed to new participants and current participants no longer earn additional benefits.

•The ESOPs. The Company’s 1984 Employee Stock Ownership Plan (the “1984 ESOP”) and the 2013 Employee Stock Ownership Plan (the “2013 ESOP” and collectively with the 1984 ESOP, the “ESOPs”) are employee stock ownership plans intended to be qualified under the Internal Revenue Code. An employee’s vested balance, if any, under the ESOPs will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. Our NEOs, except for Mr. Tripp, participate in the ESOPs on the same terms as our other employees with similar years of service at the Company.
•The Supplemental Executive Retirement Plan (the “SERP”). Mr. Starrett, participates in the SERP. The SERP provides supplemental retirement benefits out of the general assets of the Company that are otherwise denied to participants due to legislation limiting the amount of compensation that may be taken into account in computing the benefit payable under the Company’s Retirement Plan.
Hedging Policy
We do not have a hedging policy at this time.
Pension Benefits
The Company’s Retirement Plan covers all eligible employees who have at least one year of service and have attained age 21. An “eligible employee” is an employee of the Company (or an affiliate of the Company that participates in the Plan) other than a union employee, leased employee, independent contractor, or, except as determined by the Company, a nonresident alien. Benefits under the Retirement Plan are determined by reducing a formula amount calculated under the Retirement Plan by 90% of the annuity value of the employee’s vested account balance, if any, under the 1984 ESOP. See “Employee Stock Ownership and 401(k) Savings Plans” below. At no time will the benefit of any participant under the Retirement Plan be less than such participant’s benefits, if any, under the Retirement Plan before establishment of the 1984 ESOP. The formula amount calculated under the Retirement Plan is based on the sum of 1.25% of the employee’s average base salary up to the employee’s Social Security covered compensation plus 1.70% of the employee’s average base salary over covered compensation, times the number of years of credited service up to but not exceeding 35 years. An employee’s average base salary is his average base salary for the five consecutive highest paid of his last ten years of employment.
Pursuant to provisions of the Internal Revenue Code of 1986, as amended, in general, annual compensation that may be taken into account in computing a participant’s benefit under the Retirement Plan is limited (to $290,000 for the plan year beginning on July 1, 2021) and annual annuity benefits may not exceed a specified dollar limit ($230,000 as of July1, 2021). The Company has established the Supplemental Executive Retirement Plan (“SERP”) to provide on an unfunded basis out of the general assets of the Company benefits earned under the Retirement Plan formula that are in excess of Internal Revenue Code limits.
The Company froze the pension plan as of December 31, 2016 and no additional benefits accrued after that date.
Employee Stock Ownership and 401(k) Savings Plans
The Company also maintains the 1984 ESOP, established in 1984, a 401(k) Savings Plan, established in 1986, and the 2013 ESOP, established in fiscal 2013. All plans are designed to supplement retirement benefits provided under the Company’s Retirement Plan and to enable employees to share in the growth of the Company.
The 1984 ESOP covers eligible domestic employees who have at least one year of service and have attained age 21. However, as of June 30, 1994, all of the shares of Common Stock in the 1984 ESOP were allocated to participant accounts, and future 1984 ESOP contributions by the Company (if any) are discretionary. Employees who retire, die, or otherwise terminate employment will be entitled to receive their vested account balance, if any, under the 1984 ESOP, which will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. An amount equal to 90% of an employee’s 1984 ESOP account balance, if any, expressed in annuity form, will be used to offset the employee’s benefit under the Retirement Plan. See “Pension Benefits” above.
The 2013 ESOP covers eligible domestic employees who have at least one year of service and have attained age 21. The 2013 ESOP plan year ends on June 30. The plan is funded exclusively by Company contributions, and employees will neither be required nor permitted to make contributions to the plan. Each year, the Company will determine the extent of its contribution to the plan. For fiscal 2013, the Company made a contribution to the plan totaling $773,000, equal to 2% of each eligible participant’s annual compensation. Participants will become vested in the plan over a six-year period at 20% per year beginning in the second year. In fiscal 2014, the Company amended the 2013 ESOP plan to provide that participants will become vested over a five-year period at 20% per year beginning in the first year, rather than the second year. There were no contributions to the 2013 ESOP in fiscal years 2021 and 2022.
The 401(k) Savings Plan is a savings and salary deferral plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. To be a participant in the 401(k) Savings Plan (a “Participant”), an eligible employee must have completed six months of service and be at least 18 years old. Participants may authorize deferral of a percentage of their compensation through payroll deductions, subject to any limitations imposed by the 401(k) Savings Plan administrator, which the Company will contribute to a trust fund established for the 401(k) Savings Plan (the “401(k) Trust”).
The prior Company contribution to the 401(k) Savings Plan for the benefit of each Participant was a matching contribution equal to one-third of the first 5% of the participant’s compensation (as determined under the 401(k) Savings Plan) that the Participant contributes as a salary deferral for each month.
In conjunction with freezing the Defined Benefit Pension Plan on December 31, 2016, the Company amended the 401(k) plan to adopt a safe harbor plan formula with an enhanced matching contribution. Effective January 1, 2017, the Company makes a non-elective employer contribution equal to 3% of compensation (determined under the 401(k) Savings Plan) plus a matching contribution equal to 50% of the first 2% of compensation deferred by the employee.
Under current vesting rules, matching contributions vest after three years of service (as determined under the 401(k) Savings Plan) and salary deferral contributions and non-elective employer contributions vest immediately. Participants may, among other investment choices, invest their contributions and matching contributions in the Company stock fund.
Assets of the 401(k) Savings Plan, including Company stock, are held in trust. Company stock is held in a unitized fund that includes both Company stock and cash. Counsel Trust Company is the trustee of the 401(k) Trust.
A participant’s accounts may be invested (along with any earnings) as the Participant directs in one or more of the investments made available by the Plan administrator, including the Company stock fund. Withdrawals from the 401(k) Savings Plan may only be made upon termination of employment, attainment of age 59 1/2 or in connection with certain provisions of the Plan that permit hardship withdrawals. The 401(k) Savings Plan also permits loans to participants.
For fiscal 2022 and 2021, Company safe harbor and matching contributions for all executive officers of the Company as a group were $29,953 and $32,378, respectively, and for all employees of the Company as a group were $792,144 and $944,838, respectively.
Potential Payments upon Termination or Change in Control
The Company entered into Change in Control Agreements (“CIC Agreements”) with Douglas A. Starrett on January 16, 2009 and with John C. Tripp, and Emerson Leme on January 1, 2020. Under the CIC Agreements, Messrs. Starrett, Tripp, and Leme are entitled to certain payments in connection with a “change in control” (as defined in the CIC Agreements) of the Company. Among other triggering events set forth in the definition, a change in control of the Company will occur if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities or more than 50% of the total fair market value of the Company. The material terms of the CIC Agreements are summarized below.
CIC Agreement with Douglas A. Starrett
Under Mr. Starrett’s CIC Agreement, Mr. Starrett is entitled to certain payments and benefits if there is a change in control of the Company. In the event of a change in control of the Company (and notwithstanding any change in employment with the Company), Mr. Starrett is entitled to:
1A lump sum payment of three times his annual base salary immediately prior to the change in control plus three times the average of his annual bonus for the past three years. As of the date of this Proxy Statement, this amount is estimated to be approximately $1,595,500.

2Full acceleration of his options to purchase stock of the Company (including the right to participate in any stage of a tender offer) and full acceleration of his restricted stock units. Mr. Starrett had 40,250 restricted stock units remaining unvested on June 30, 2022 and no unvested stock options. The value of full acceleration as of June 30, 2022 for the restricted stock units would be $282,555.
3Continued coverage under existing medical, dental, and prescription drug plans for Mr. Starrett and his family for 36 months following the change in control. In the event that coverage under such a plan is not available, the Company will pay the premium costs for COBRA health care continuation coverage for him and his spouse and/or dependents or, to the extent that COBRA coverage is not available, monthly lump sum cash payments equal to the monthly COBRA premiums directly to him for such 36-month period. This is estimated to be approximately $70,000.
4Continued coverage under a director and officer liability policy.
5A “gross up payment” for excise and related taxes in the event that payments or distributions to him under the CIC Agreement would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.
6In the event that he is terminated for any reason within 36 months of a change in control, a lump sum payment equal to the value of any additional benefits that would have accrued to him under the Company's retirement plan from the date of his termination if he had remained employed with the Company for 36 months following the change in control. No estimate of this payment is available at this time.
7The Company's covenant to continue in effect all retirement plans in which he is a participant immediately prior to the change in control. No estimate of this payment is available at this time.
CIC Agreements with John C. Tripp and Emerson T. Leme
Under their CIC Agreements, Messrs. Tripp and Leme are entitled to certain payments and benefits if (1) there is a change in control of the Company and (2) any of them is terminated in connection with the change in control. In the event of a termination in connection with a change in control, each of Messrs. Tripp and Leme is entitled to:
1A lump sum payment equal to one and one-half times his annual base salary immediately prior to the change in control and one and one-half times the average of his annual bonus over the past three years. For Mr. Tripp, this equates to $518,400 and for Mr. Leme - $429,800.
2Continued coverage under existing medical, dental, and prescription drug plans for him and his family for 18 months following the change in control and termination of employment. In the event that coverage under such a plan is not available, the Company will pay the premium costs for COBRA health care continuation coverage for him and his spouse and/or dependents or, to the extent that COBRA coverage is not available, monthly lump sum cash payments equal to the monthly COBRA premiums directly to him for such 18-month period. This equates to approximately $35,000 each.
3Continued coverage under a director and officer liability policy.
4In the event he is terminated for any reason within 18 months of a change in control, a lump sum payment equal to any additional benefits that would have accrued to him under the Company's retirement plan from the date of his termination if he had remained employed with the Company for 18 months following the change in control. No estimate of this payment is available at this time.
5In the event that his employment is not terminated following a change in control, the Company's covenant to continue in effect all retirement plans in which he is a participant immediately prior to a change in control. No estimate of the value of this benefit is available at this time.
In the event of a change in control of the Company (and notwithstanding any change in employment with the Company), Messrs. Tripp and Leme are entitled to full acceleration of their options to purchase stock of the Company (including the right to participate in any stage of a tender offer) and full acceleration of their time-based vested restricted stock units.
Summary of Director Compensation

Our non-management directors in fiscal 2022 received:
•Annual cash retainers ranging from $30,000 to $53,750.
•Reimbursement for Company-related out-of-pocket expenses, including travel expenses.
DIRECTOR COMPENSATION FOR FISCAL 2022
The table below summarizes the compensation earned by our directors/and or paid by the Company to our directors for fiscal 2021.

Name	Fees Earned or Paid in Cash (Meeting Fees and Retainers) ($)(a)	Stock Awards ($)(b)	Total ($)
Thomas J. Riordan	$53,750	$35,185	$88,935
Russell D. Carreker (c)	30,000	35,185	65,185
Christopher C. Gahagan	47,750	35,185	82,935
Scott Sproule	50,000	35,185	85,185
Deborah Gordon	40,000	35,185	75,185

(a) This column represents retainer fees paid for services as a director during the fiscal year ended June 30, 2022. Each of the Company’s non-management directors is paid a retention fee of $40,000. Each non-management director who serves as a committee chairperson receives an additional amount for his or her service as a chairperson. In addition to his retention fees, Mr. Riordan received $7,750 for serving as corporate governance and nominating committee chair, and $6,000 for serving as Lead Director. Mr. Sproule received an additional $10,000 as audit committee chair, and Mr. Gahagan received an additional $7,750 as chair of the compensation committee.
(b) This column represents the grant date fair value of restricted stock units granted in fiscal 2022. Mr. Gahagan and Mr. Riordan both held 9,338 restricted stock units that have not yet vested on June 30, 2022, while Mr. Sproule and Ms. Gordon each held 8,018 unvested restricted stock units on the same date.
(c) Mr. Carreker passed away on January 25, 2022.

Employees’ Stock Purchase Plans
The 2017 Employees’ Stock Purchase Plan (the “2017 Plan”), which was approved by the stockholders on October 18, 2017, provides eligible employees with the opportunity to acquire an interest in the future of the Company by purchasing its Common Stock at an option price. The options may cover shares of Class A or Class B Stock as the Company shall determine. The principal difference between the Class A Stock and the Class B Stock is their respective voting rights. Class B Stock is otherwise identical to the Class A Stock except (i) that it is generally non-transferable except to lineal descendants, (ii) cannot receive more dividends per share than the Class A Stock and (iii) can be converted to Class A Stock at any time. Under the 2017 Plan, the option price to purchase shares of the Company’s Common Stock is the lower of 85% of the market price on the date of grant or 85% of the market price on the date of exercise (two years from the date of grant).

If The L.S. Starrett Company 2022 Employees' Stock Purchase Plan, as described in Proposal 2 below, is approved by stockholders, the 2017 Plan will be terminated and no new options will be granted thereunder.

I.Security Ownership of Certain Owners and Management
1.Security Ownership of Management
The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Common Stock as of August 22, 2022 by the directors, the named executive officers and all directors and executive officers as a group.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership [1]	Percent of Class
Douglas A. Starrett[2]	Class A	148,500	2.2%
	Class B	56,150	9.2%

Thomas J. Riordan	Class A	65,474	1.0%
	Class B	—

Scott W. Sproule	Class A	10,440	0.2%
	Class B	—	*

Christopher C. Gahagan	Class A	20,440	0.3%
	Class B	—	*

Deborah R. Gordon	Class A	10,440	0.2%
	Class B	—	*

Charles J. Alpuche	Class A	—	*
	Class B	—	*

John C. Tripp	Class A	56,000	0.8%
	Class B	—	*

Emerson T. Leme	Class A	40,656	0.6%
	Class B	—	*

Christian Arnsten	Class A	46,900	0.7%
	Class B	—	*

David T. Allen	Class A	54,100	0.8%
	Class B	—	*

All current directors and executive officers (total 9 persons)	Class A	452,950	6.8%
	Class B	56,150	9.2%
__________________
*    Less than one percent (1%)

1Shares are held with sole voting and investment power except as indicated below.
2Includes 238 Class A and 1,150 Class B shares held with shared voting and investment power and 8,104 Class A and 49,154 Class B shares held with sole voting power only. Does not include shares of Common Stock held by Mr. Starrett as Trustee under the 1984 ESOP except for 6,111 Class A and 1,545 Class B shares allocated to Mr. Starrett’s 1984 ESOP account.

Security Ownership of Certain Beneficial Owners
The following table and accompanying footnotes set forth the persons or groups known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock as of August 22, 2022.

Name and Address of Beneficial Owners	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership	Percent of Class
Renaissance Technologies LLC1	Class A	442,923	6.7%
800 Third Ave.
New York, NY 10022	Class B	—	*

Morgan Stanley[2]	Class A	377,462	5.7%
1585 Broadway
New York, NY 10036	Class B	—	*

Dimensional Place[3]	Class A	347,373	5.2%
6300 Bee Cave Road
Building One	Class B	—	*
Austin, TX 78746

Mid-Atlantic Trust Company	Class A	182,357	3.4%
The Times Building
336 Fourth Avenue, Suite 5 Pittsburgh, PA 15222	Class B	13,770	2.2%

Phillip J. Cote, Douglas A. Starrett and John C. Tripp, as	Class A	266,873	4.0%
Trustees under The L.S. Starrett	Class B	67,944	11.1%
Company’s Employees Stock Ownership Plan[4] c/o The L.S. Starrett Company 121 Crescent Street Athol, MA 01331
__________________
*    Less than one percent (1%)

1Share information is based upon information set forth in the Amendment on Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 11, 2022.
2Share information is based upon information set forth in the Amendment on Schedule 13G filed by Morgan Stanley with the SEC on February 11, 2022.
3Share information based on information set forth in the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 8, 2022.
4Phillip J. Cote, Douglas A. Starrett and John C. Tripp in their capacity as Trustees under the ESOPs (the “ESOPs Trustees”) hold the shares with sole dispositive power subject to the terms of the ESOPs. The ESOPs Trustees disclaim beneficial ownership of the ESOPs shares except with respect to their own vested shares in the ESOPs.

II. RELATIONSHIP WITH INDEPENDENT AUDITORS
During the fiscal year ended June 30, 2022, Grant Thornton LLP was engaged to perform the annual audit. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for fiscal 2023 and intends to submit such recommendation to the Company’s stockholders for ratification (but not for approval) at the Annual Meeting.

III. GENERAL
1.Solicitation and Voting
In case any person or persons named herein for election as a director should not be available for election at the Annual Meeting, proxies in the enclosed form (in the absence of express contrary instructions) may be voted for a substitute or substitutes as well as for other persons named herein.
As of the date of this Proxy Statement, management knows of no business that will be presented to the Annual Meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last meeting of stockholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes.
As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies in the attached form that do not contain specific instructions to the contrary will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.
The enclosed proxy is solicited by the Board of Directors of the Company. The cost of solicitation will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone, facsimile, courier or e-mail. The Company will, on request, reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. A proxy that is executed but that does not specify a vote for, against or an abstention will be voted in accordance with the recommendation of the Board of Directors contained herein.
Consistent with Massachusetts law and under the Company’s By-laws, a majority of the shares entitled to be cast on a particular matter, present at the meeting, or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or at the Annual Meeting will be counted by persons appointed by the Company to act as election tellers for the Annual Meeting. For Proposal No. 1, the two nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. For Proposal No. 2, the approval of the L.S. Starrett Company 2022 Employees' Stock Purchase Plan, under the rules and regulations of the New York Stock Exchange (the “NYSE rules”), approval requires affirmative vote of a majority of the votes properly cast. Proposal No. 3, the ratification of Grant Thornton LLP as the Company’s independent auditor, requires the affirmative vote of a majority of the votes properly cast. However, a vote in favor or against the ratification of Grant Thornton LLP as the Company’s independent auditor is not binding on the Board of Directors.
Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the Annual Meeting. A broker non-vote is a proxy from a brokerage firm or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the brokerage firm or other nominee does not have discretionary voting power. Shares held by a brokerage firm or other nominee that are not voted on any matter at the meeting are not included in determining whether a quorum is present.
Under the NYSE rules, the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2023 is considered a “routine” matter, which means that brokerage firms or other nominees may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors and the approval of the L.S. Starrett Company 2022 Employees’ Stock Purchase Plan are “non-routine” matters under the NYSE rules, which means brokerage firms or other nominees that have not received voting instructions from their clients on these matters may not vote on these proposals.
With respect to Proposal No. 1, the election of directors, only “for” and “withhold” votes may be cast. Votes that are withheld will have the same effect as an abstention and will not count as a vote for or against a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of this proposal. With respect to Proposal No. 2, the approval of the L.S. Starrett Company 2022 Employees’ Stock Purchase Plan, only “for,” “against” and “abstain” votes may be cast. Abstentions and broker non-votes will have no effect on the outcome of Proposal No.2 With respect to Proposal No. 3, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2022, only “for,” “against” and “abstain” votes may be cast. Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 3. Brokerage firms and other nominees generally have discretionary authority to vote on Proposal No. 3; thus, we do not expect any broker non-votes on Proposal No. 3.
If you were a registered stockholder as of August 22, 2022, the record date for our Annual Meeting, you are invited to attend the Annual Meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually online. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 18, 2022. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail:
Computershare
The L.S. Starrett Company Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
2.Communication with the Board of Directors
Stockholders and other interested parties can communicate directly with the Board by writing to: Board of Directors, c/o Clerk, The L.S. Starrett Company, 121 Crescent Street, Athol, Massachusetts 01331. The Company will forward such communications to the Board at, or prior to, the next meeting of the Board.
Stockholders and other interested parties wishing to communicate only with the Company’s independent directors (i.e., non-management directors) can address their communications to “Independent Directors, c/o Corporate Governance and Nominating Committee” at the same address as above. These communications will be handled by the Corporate Governance and Nominating Committee and forwarded to the independent directors at or prior to the next meeting of the independent directors. The Board or the independent directors will determine, in such group’s sole discretion, the method by which any such communications will be reviewed and considered.
Communications to the Board (including to the independent directors) should not exceed 200 words in length, excluding the information required to accompany the communication. All such communications must be accompanied by the following information: (i) a statement of the type and amount of the securities of the Company that the person holds and (ii) the address, telephone number and e-mail address, if any, of the person submitting the communication. Interested parties that do not hold any securities of the Company may omit the information required by item (i) above in communications with the Board.
3.Corporate Governance
The Company’s Corporate Governance Policy, and its Policy on Business Conduct and Ethics (“Ethics Policy”) for all directors, officers and employees of the Company, including executive officers, as well as any waivers under the Ethics Policy granted to directors and executive officers, are available on the Company’s web site at www.starrett.com. The Company’s website is included in this Proxy Statement as a textual reference only and the information in the website is not incorporated by reference into this Proxy Statement. Stockholders may also obtain free of charge printed copies of these policies as well as the committee charters for the Company’s Board of Directors by writing to the Clerk of the Company at the Company’s headquarters.
4.Submission of Stockholder Proposals
In order to be included in the Company’s proxy materials for presentation at the 2023 annual meeting of stockholders, a stockholder proposal pursuant to Rule 14a-8 as promulgated under the Exchange Act must be received by the Company not less than 120 days prior to September 16, 2023 and must comply with the requirements of Rule 14a-8. Such proposals should be sent to the Board of Directors, c/o Clerk, at 121 Crescent Street, Athol, Massachusetts 01331.
Under the Company’s By-laws, stockholders who wish to make a proposal at the 2023 annual meeting of stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 as promulgated under the Exchange Act, must notify the Company not less than 120 days nor more than 150 days prior to the meeting; provided that in the event that less than 130 days’ notice or prior public disclosure of the date of meeting is given or made to stockholders, the notice must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure is made. If a stockholder who wishes to present a proposal fails to notify the Company in accordance with the procedure set forth in the Company’s By-laws, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s By-laws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.
5.Additional Information
The Company makes available through its web site, www.starrett.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act.
IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED ENVELOPE ADDRESSED TO COMPUTERSHARE, INC., THE COMPANY’S TRANSFER AGENT, OR TO VOTE BY TELEPHONE OR OVER THE INTERNET AS PROVIDED ON THE ENCLOSED INSTRUCTIONS. Stockholders who execute proxies, but attend the Annual Meeting in person, may withdraw their proxies and vote directly if they prefer. The Company’s transfer agent will assist the Company in tabulating the stockholder vote.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The election of two directors is proposed by the Board of Directors, each to hold office for a term of three years and until his successor is chosen and qualified. The Company's Board of Directors proposes for election: Scott W. Sproule and Charles J. Alpuche. Both nominees are current members of the Company's Board of Directors.
In accordance with the Board of Directors’ recommendation, the proxy holders will vote the shares of the Company's Common Stock covered by the respective proxies for the election of each of the two director nominees, unless the stockholder gives instructions to the contrary. Proxies at the Annual Meeting may not be voted for more than two nominees. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board of Directors. Each of the director nominees has indicated that he will be able to serve if elected and has agreed to do so.
For details regarding qualifications, experience and specific skills of each of our director nominees, please see “I. Election of Directors” included elsewhere in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF THE L.S. STARRETT COMPANY - 2022 EMPLOYEES’ STOCK PURCHASE PLAN

The approval of The L.S. Starrett Company 2022 Employees’ Stock Purchase Plan (the “2022 Plan”) is proposed by the Board of Directors. On June 1, 2022, the Board of Directors adopted the 2022 Plan, subject to stockholder approval. The Company proposes to offer its eligible employees rights to subscribe for up to 500,000 shares of its Common Stock over a five year period commencing October 19, 2022 in accordance with the 2022 Plan. Like previous employee stock purchase plans of the Company that have been in effect for many years, the primary purpose of the 2022 Plan is to provide a convenient means for eligible employees to acquire an interest in the future of the Company by purchasing its Common Stock at a discounted price.

The 2022 Plan provides that the options may cover shares of Class A Stock or and, to such extent (if any) as the Board of Directors may determine consistent with the purposes of the 2022 Plan, Class B Stock. The principal difference between the Class A Stock and the Class B Stock is their respective voting rights, as described above on page 5. Class B Stock is otherwise identical to the Class A Stock except (i) that it is generally non-transferable except to lineal descendants, (ii) cannot receive more dividends per share than the Class A Stock and (iii) can be converted to Class A Stock at any time. The 2022 Plan will expire on October 19, 2027, and no options under that plan may be granted thereafter. The 2022 Plan will give new employees an opportunity to participate in the success of the Company and allow present employee stockholders to invest further if they so desire. The Company feels that a further financial interest of this type on the part of those who work in the Company and its subsidiaries gives it an added edge that makes a difference in Company performance.

As of June 30, 2022, 419,531 shares of Common Stock were available for future issuance or subject to outstanding options under the 2017 Plan, which represents 5.8% of Common Stock outstanding on such date. Since October 18, 2017, employees have been granted options for 303,379 shares under the 2017 Plan, including options for 152,860 shares which were canceled or terminated or which expired unexercised through June 30, 2022. From October 18, 2017 through June 30, 2022, employees purchased 80,649 shares of Common Stock under the 2017 Plan.

The 2022 Plan is intended to qualify under the provisions of Section 423 of the Internal Revenue Code as an “employee stock purchase plan,” which requires that the 2022 Plan be approved by the holders of the Company’s Common Stock.

The 2022 Plan is attached to this Proxy Statement as Exhibit [I]. The following description of certain features of the 2022 Plan is qualified in its entirety by reference to the full text of the plan.

A. Summary of the 2022 Plan

Scope of the Plan. A total of not more than 500,000 authorized but unissued shares of Class A Stock or Class B Stock of the Company may be issued under the 2022 Plan, and the Company, from time to time over the next five years, may grant options to its employees and the employees of participating subsidiaries to purchase these shares. On June 30, 2022, the closing price of our Common Stock as reflected on the NYSE was $7.02 per share.

Eligible Employees. Each employee of the Company and its participating subsidiaries having at least six months of continuous service on the date of grant of an option will be eligible to participate in the 2022 Plan. However, directors of the Company or of a subsidiary who are not employees of the Company or of a subsidiary and employees owning or deemed to own 5% or more of the Common Stock of the Company or of its parent or subsidiary corporations are not eligible to participate. As of June 30, 2022, 557 employees were eligible to participate in the 2017 Plan and would have been eligible to participate in the 2022 Plan.

Term of Option. Each option under the 2022 Plan will, unless exercised, expire two years from the date of its grant.

Purchase Price. The option price for shares under the 2022 Plan will be the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise.

Number of Shares. Each employee will be entitled to purchase a maximum of 9,600 shares under the 2022 Plan, subject to proportionate reduction in the event the number of shares then being offered under the 2022 Plan is over-subscribed. In addition, no employee will be granted an option that would permit him or her to purchase shares (under the 2022 Plan and all

Employee Stock Purchase Plans of the Company and its subsidiaries) to accrue at a rate that exceeds $25,000 in fair market value of stock (determined at the time of grant) for each calendar year during which the option is outstanding.

Method of Participation. The Company will notify eligible employees of its intention to grant options and each employee will indicate the number of shares for which he or she wishes to subscribe. Thereafter, the Company will formally grant options for a specified number of shares, exercisable on a specified date two years from the date of grant.

Method of Payment. An employee who receives an option will authorize payroll deductions to be made from his or her compensation over the two-year term of the option. Such payroll authorization may provide for a suspension or reduction in payroll deductions during specified periods in accordance with the Internal Revenue Code. The employee may make advance cash payments in any amount at any time during the two years, but such advance payments shall not accelerate the exercise of the option.

Rights as Shareholders. The employee will not have any rights as a shareholder and will not receive dividends with respect to any shares subject to an option until he or she has been issued the shares.

Exercise of Option. The employee may exercise an option by giving written notice to the Company specifying the number of shares he or she wishes to purchase, and representing that the stock is being acquired for investment and not with any existing intention to resell the stock. The Company is obligated as soon as practicable after receipt of this notice to apply the employee’s accumulated payroll deductions and any additional cash contributions to the purchase price of the shares and to issue and deliver the shares and return any surplus payments, subject to the receipt of any governmental approval and to applicable New York Stock Exchange requirements.

Interest. Interest will be payable by the Company on any payroll deductions and additional cash contributions accumulated under the 2022 Plan. Interest will be computed at a rate determined by the Company.

Right to Cancel. An employee may cancel all or any part of his or her options under the Plan at any time prior to exercise, but if he or she holds more than one option, the options must be canceled in reverse chronological order of their dates of grant. Upon such cancellation, payments made by the employee with respect to the canceled options will be returned to the employee with interest.

Termination of Employment. If an employee holds an option at the time his or her employment with the Company or its subsidiaries is terminated either through retirement within three months of the date such option becomes exercisable, or by death whenever occurring, such employee or his or her legal representative by written notice delivered to the Company on or before the option exercise date may either cancel the option and receive, with interest, the total amount of payments made by the employee or pay the amount which is necessary to complete payment for the shares. The failure of the employee or his or her legal representative to file a written notice will be treated as an election to cancel the options and receive the payments due on cancellation. Upon termination of employment with the Company or its subsidiaries for any other reason, all options held by an employee will terminate and any payments made with respect thereto will be returned to the employee with interest.

Employee’s Rights Not Transferable. All employees granted options under the 2022 Plan will have the same rights and privileges. Each employee’s rights will be exercisable during the employee’s lifetime only by the employee and may not be sold, pledged, assigned or otherwise transferred. An employee’s violation of these restrictions may lead to termination of his or her options by the Company.

Employment Rights. Nothing in the 2022 Plan is to be construed so as to give any employee the right to be retained in the service of the Company or any subsidiary nor to give the Company or any subsidiary the right to require the employee remain in its service or to interfere with an employee’s right to terminate employment at any time.

Change in Capitalization. In the event there is a change in the outstanding stock of the Company due to a stock dividend, split-up, recapitalization, merger, consolidation or other reorganization, the aggregate number and class of shares available under the 2022 Plan and under any outstanding options, as well as the option price, will be appropriately adjusted, but only if the Company determines that the adjustment will not constitute a modification of options granted under the 2022 Plan or otherwise disqualify the 2022 Plan under Section 423 of the Internal Revenue Code.

Administration of 2022 Plan. The Company will administer the 2022 Plan, determine all questions arising thereunder and adopt, administer and interpret the rules and regulations relating to the 2022 Plan as it deems necessary or advisable.

Amendment and Termination of 2022 Plan. The Company will have the right to amend the 2022 Plan at any time, but cannot make an amendment relating to the aggregate number of shares available under the 2022 Plan or the class of employees eligible to participate without the approval of the Company’s stockholders. If the Company terminates the 2022 Plan, it may leave outstanding options in place or provide for acceleration of the option exercise date.

New Plan Benefits. Because benefits under the 2022 Plan depend on employees’ elections to participate in the plan and the fair market value of the shares of Common Stock at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the 2022 Plan. No employee may purchase shares under the 2022 Plan in an amount that exceeds $25,000 in fair market value in any calendar year.

B. U.S. Federal Income Tax Consequences Relating to the 2022 Plan

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of awards under the 2022 Plan under current federal tax laws and certain other tax considerations associated with awards under the 2022 Plan. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

The 2022 Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Assuming that the 2022 Plan is and remains so qualified, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, as a result of the grant or exercise of the options issued under the 2022 Plan. Taxable income will not be recognized until the sale or other disposition of the shares of Common Stock purchased under the 2022 Plan.

If Common Stock acquired under the 2022 Plan is disposed of more than two years after the option grant date and more than one year after the purchase date, or if the participant dies while holding such Common Stock, the participant (or his or her estate) will recognize ordinary income in amount equal to 15% (or such other percentage equal to the applicable purchase price discount) of the value of the Common Stock on the option grant date, or, if less, the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a long-term capital gain or loss.

If Common Stock acquired under the 2022 Plan is disposed of within the two years following the applicable option grant or within one year after the purchase date, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a capital gain or loss and, depending on how long the participant had held the Common Stock, as long-term or short-term.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of Common Stock prior to the expiration of the holding periods described above.

C. Recommended Vote

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2022 EMPLOYEES’ STOCK PURCHASE PLAN

Exhibit 1 - 2022 EMPLOYEES’ STOCK PURCHASE PLAN

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2023
The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s independent registered public accountants for fiscal year 2023. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment. The Company expects representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Grant Thornton LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Grant Thornton LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2023.

The L. S. Starrett Company

VOTE

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A Proposals – MANAGEMENT RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 and "FOR" PROPOSALS 2 and 3.

1. Election of Directors:

Nominee	For	Withhold
(01) Class A Stockholders: **Charles J. Alpuche**	☐	☐
(02) Class A and B Stockholders: **Scott W. Sproule**	☐	☐

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
You can view the Annual Report and Proxy Statement on the internet at:
Proxy: http://www.starrett.com/Proxy
Annual Report: http://www.starrett.com/AnnualReport

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Proxy — THE L. S. STARRETT COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE L.S. STARRETT COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 19, 2022

Douglas A. Starrett, John C. Tripp and Phillip J. Cote, and each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The L. S. Starrett Company to be held on October 19, 2022 at 10:00 a.m. Eastern Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Items 2 and 3.

Participants in the 1984 Employee Stock Ownership Plan or the 2013 Employee Stock Ownership Plan

The undersigned hereby (i) constitutes and appoints, and (ii) where this proxy solicitation relates to shares allocated to the undersigned under the 1984 Employee Stock Ownership Plan or the 2013 Employee Stock Ownership Plan (together with the 1984 Employee Stock Ownership Plan, the "Employee Stock Ownership Plans"), instructs Douglas A. Starrett, John C. Tripp and Phillip J. Cote, and each of them, as trustees under the Employee Stock Ownership Plans, to constitute and appoint, and (iii) where this proxy solicitation relates to shares allocated to the undersigned with respect to his or her interest in the Common Stock fund (also known as the Starrett Stock Fund) under the 401(k) Savings Plan, instructs Mid Atlantic Trust Company as trustee under the 401(k) Savings Plan to constitute and appoint, Douglas A. Starrett and John C. Tripp, and each of them, as attorneys and proxies, with full power of substitution, to vote and act in the manner designated on the reverse side at the Annual Meeting of Stockholders of The L. S. Starrett Company (the "Company") to be held on October 19, 2022 at 10:00 a.m. Eastern Time, and any adjournment thereof, upon and in respect of all of the shares of the Class A and Class B Common Stock of the Company as to which the undersigned may be entitled to vote or act, or as to which the undersigned may be entitled to provide instructions under the Employee Stock Ownership Plans or the 401(k) Savings Plan, with all the powers the undersigned would possess if personally present, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in the Proxy. The undersigned hereby revokes any proxy previously granted to vote the same shares of stock for said meeting. Shares of stock allocable to the Employee Stock Ownership Plans for which no directions have been received will be voted in proportion to those allocated shares for which directions have been received.

(Items to be voted appear on reverse side)

C Non-Voting Items

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